Exhibit 10.8

1700 South Patterson Boulevard Dayton, Ohio 45479

PERSONAL AND CONFIDENTIAL

October 27, 2008

John Bruno

[address omitted]

Dear John:

I am delighted to extend to you an offer of employment with NCR Corporation (“NCR”) as Executive Vice President. This offer is contingent upon the approval of NCR’s Board of Directors (the “Board”). The Board will confirm the effective date of your appointment (your “Start Date”), which is anticipated to be November 29, 2008. Subject to the approval of the Board, you will be a Section 16 Officer of NCR. This position will be based in New York and will report directly to me and be a member of the NCR leadership team. Other details of the offer are as set forth below.

Annual Base Salary – Your annual base salary will be $750,000 US Dollars per year, commencing as of your Start Date. You will be paid on a bi-weekly pay schedule, one week in arrears.

Management Incentive Plan for Executive Officers – Commencing as of your Start Date, you will be eligible to participate in NCR’s Management Incentive Plan (“MIP”), which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. You will be eligible for a target incentive award of 100% of your base salary, with a maximum potential payout of 250% of your base salary. For 2008, which has a payout in March 2009, your award will be pro-rated for the period of time during which you are employed with NCR in 2008. You will not be eligible for the diversity bonus portion of MIP for 2008. Each of these award opportunities will be based upon the Management Incentive Objectives established by the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”), and is subject to the Committee’s discretion.

Your annual performance and compensation, including any future equity awards, will be assessed and determined each year by the Committee, and are subject to approval by the NCR Board of Directors.

Sign-On Bonus – Subject to your acceptance of this offer of employment, you will be paid a $1,300,000 cash sign-on bonus, subject to all applicable taxes and withholdings obligations. The bonus will be payable 50% as soon as practicable within thirty (30) days after your Start Date and 50% after completion of twelve (12) months of continuous and satisfactory service as an employee of NCR. If you should terminate voluntarily from NCR within eighteen (18) months of your Start Date, you will be required to reimburse NCR in full for the amount disbursed as your sign-on bonus.

Hiring Equity Award – Subject to your acceptance of this offer of employment with NCR as Executive Vice President, and subject to the approval of the Committee, you will receive a new hire equity grant with a total value of $4,000,000 US Dollars, to be delivered 50% in Performance-Based Restricted Stock Units and 50% in Stock Options, as described below. The effective date of the grant (“Equity Effective Date”) will be determined per standard Company practice, but in no event shall this date be prior to your Start Date.

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Performance-Based Restricted Stock Units: On the Equity Effective Date, NCR will grant you Performance-Based Restricted Stock Units (the “Units”) (each of which represents a single share of NCR common stock) with a value of $2,000,000 US Dollars. The actual number of Units will be determined by taking the value of the award and dividing it by the average closing price of NCR stock during the twenty (20) trading days immediately prior to but not including the Equity Effective Date. The result shall be rounded to the nearest whole unit. The number of shares payable upon the vesting of the Units is based on NCR’s performance over a three-year term, commencing January 1, 2009, as determined through the achievement of NCR’s return on capital and cumulative net operating profit goals, or such other measure(s) as may be established by the Committee. Based on actual company performance, participants can earn between 0% and 150% of the targeted number of shares at the end of the three-year cumulative time period and upon certification by the Committee, provided you are still employed by NCR at that time. The Units will be subject to standard terms and conditions determined by the Committee.

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Stock Options: On the Equity Effective Date, NCR will grant you nonqualified options to purchase shares of NCR common stock (the “Options”), which Options shall have a value of $2,000,000 US Dollars. The actual number of Options will be determined by taking the value of the option award and dividing it by the average closing price of NCR stock during the twenty (20) trading days immediately prior to but not including the Equity Effective Date, and then dividing the result by the Black-Scholes value for the calendar year in which the Equity Effective Date occurs, as established by the NCR Controller’s Group. The result shall be rounded to the nearest whole share. The exercise price of each option will be equal to the Fair Market Value (as defined in the NCR Corporation 2006 Stock Incentive Plan, as amended by the Compensation and Human Resource Committee on October 24, 2006) of one such share on the Equity Effective Date. The Options will vest in 25% increments on each of the first four anniversaries of the Equity Effective Date, subject to your continued employment with the Company on each such anniversary date, and will expire upon the tenth anniversary of the Equity Effective Date. The Options will be subject to standard terms and conditions determined by the Committee.

Your equity awards will be issued under the terms of NCR’s Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the awards will be outlined in the award agreements contained on Fidelity’s website. Within several weeks of your Equity Effective Date, your grant should be loaded on to Fidelity’s system. You can access your grant at www.netbenefits.fidelity.com. Please review the grant information carefully, including the grant agreement, and indicate your acceptance by clicking on the appropriate button. If you have questions about your shares, call the Fidelity Stock Plan Services

Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact NCR by e-mail at global.compensation@ncr.com.

Vacation – In recognition of your role and prior experience, as of your Start Date you will be eligible for four (4) weeks of paid vacation annually, in addition to the floating holidays provided to NCR employees in the U.S. For the balance of 2008, you will be entitled to a pro-rated number of paid vacation days, based on eligibility for four (4) weeks of annual vacation.

Executive Medical Exam and Financial Planning Programs – Beginning in 2009, and subject to NCR’s continuation of the programs, you will be eligible to participate in the Executive Medical Exam Program and the Executive Financial Planning Program. The Executive Medical Exam Program currently provides up to $5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice. The Executive Financial Planning Program currently provides an annual payment of $12,000, less all applicable taxes, to be used for an executive’s individual financial planning needs. Each of these programs is subject to amendment or termination by NCR.

Change in Control – As of your Start Date and subject to the approval of the Committee, you will initially be eligible to participate in NCR’s current Change in Control Severance Plan for Executive Officers in a Tier I position. Subject to the terms and conditions of that plan, in the event of a qualified termination of employment following a Change-In-Control (as defined in the plan), you will receive a severance benefit of three times your base salary and bonus. Please note, the participation and tiers under this plan are scheduled to be reviewed by the Committee in December 2008 and are subject to change. In addition, this plan is subject to amendment or termination by NCR in accordance with the terms of the plan.

Other Benefits – As of your Start Date, you will be eligible to participate in other current executive benefits that are available to Section 16 officers and as otherwise determined by the Committee from time to time. In addition, on your Start Date, you will automatically receive core benefit coverage for yourself, including: health care coverage, dental care coverage, short-term and long-term disability coverage, life insurance coverage, and accidental death and dismemberment insurance coverage. You will then have the opportunity to design your own personalized benefit elections through the company’s flexible benefits program. Upon receipt of your signed offer letter and employment documentation, NCR will establish your payroll record which notifies the NCR Benefits Service Center to send a Benefits New Hire Package to your home address. You will have thirty (30) days from the date your benefits package is mailed to make your benefit elections. You also have this same thirty (30) day period to enroll eligible dependents, whose coverage will be made retroactive to your Start Date. Open enrollment is conducted in the Fall of each calendar year. At that time, you will have an opportunity to make benefits elections for the following year.

Additionally, you will be eligible to participate in the NCR Savings Plan (401(k)) and the NCR Employee Stock Purchase Plan. Information about each program will be provided in the Benefits New Hire Package.

Non-Competition – By accepting this offer of employment, you agree that commencing on the date of your acceptance of this offer of employment, during your employment with NCR and for a twelve (12) month period after termination of your NCR employment (or if applicable law mandates a maximum time that is shorter than twelve (12) months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of NCR: (a) render services directly or indirectly to, or become employed by, any “Competing Organization” (as defined in this paragraph) to the extent such services or employment involve the development, manufacture, marketing, advertising, sale or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR, its subsidiaries or affiliates, to its customers and upon which you worked or in which you participated during the last two (2) years of your NCR employment; (b) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR, its subsidiaries or affiliates, to terminate his or her employment with NCR, its subsidiaries or affiliates or otherwise cease his or her relationship with NCR, its subsidiaries or affiliates; or (c) solicit the business of any firm or company with which you worked during the preceding two (2) years while employed by NCR, including customers of NCR, its subsidiaries or affiliates. For purposes of this letter, “Competing Organization” means any organization identified as a Competing Organization by the Chief Executive Officer of NCR at the beginning of the year in which your employment with NCR terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same as or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers. The list of Competing Organizations identified by the Chief Executive Officer for 2008 is set forth in Attachment A to this letter.

Confidentiality and Non-Disclosure – You agree that commencing on the date of your acceptance of this offer of employment, during the term of your employment with NCR and thereafter, you will not, except as you deem necessary in good faith to perform your duties hereunder for the benefit of NCR or as required by applicable law, disclose to others or use, whether directly or indirectly, any “Confidential Information” regarding NCR. “Confidential Information” shall mean information about NCR, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by NCR, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of other employees of NCR, its subsidiaries and affiliates; and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to NCR, and that such information gives NCR a competitive advantage. Upon the termination of your employment or other relationship with NCR for any reason whatsoever, you shall promptly deliver to NCR all documents, slides, computer tapes, drives, storage devices, disks and other media (and all copies thereof) containing any Confidential Information. You will also ensure that after termination of your employment you retain no Confidential Information in computers or devices belonging to you, and will advise NCR if you do have Confidential Information in such locations.

Breach of Restrictive Covenants – You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this letter (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the “Restrictive Covenants”) are reasonable and necessary for the protection of NCR’s legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You further acknowledge and agree that you have had a full and fair opportunity to be represented by counsel in this matter and to consider these restrictions prior to your execution of this letter. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits as described in this letter, and all other consideration provided to you under the terms of this letter. You further acknowledge and agree that if you breach the Restrictive Covenants, NCR will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, NCR may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Arbitration – Any controversy or claim arising under or related in any way to this letter or your employment with NCR (including, but not limited to, any claim of fraud or misrepresentation, any claim regarding the termination of your employment, or any claim with regard to your participation in a Change In Control Severance Plan, if applicable), shall be resolved by arbitration pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held at a neutral location, in or near a city where you work or have worked for NCR, before a single arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. Any reimbursement of such other costs and expenses of the arbitration may be made at any time from the Start Date through your remaining lifetime (or, if longer, through the twentieth (20th) anniversary of the Start Date). To the extent that such reimbursement is considered “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any such reimbursement must be made no later than the end of the calendar year in which you are declared the prevailing party. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph. This paragraph is specific to senior managers and executives in the company, and shall control over any language to the contrary in any applicable Company policy.

Section 409A of the Code – While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Code. This letter shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules: (i) any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses, (ii) the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any other calendar year, and (iii) your right to have NCR reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.

Notwithstanding any other provision of this letter, NCR may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

This offer of employment is contingent on your agreement to the Conditions of Employment outlined in Attachment B, including the requirement of a negative drug screen. By signing this letter, you agree to such Conditions.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at NCR is by mutual consent (employment-at-will), and the Company or you may discontinue your employment with or without cause at any time and for any reason or no reason. You acknowledge and agree that your employment with NCR is “at will” and that you may be terminated by NCR at any time, with or without cause.

John, I am excited about the contributions, experience and knowledge you can bring to NCR. I look forward to you joining my leadership team as we build NCR’s future success.

Sincerely,

/s/ William Nuti
William Nuti
Chief Executive Officer and Chairman of the Board

/s/ John Bruno	10/27/08
Agreed and Accepted	Date
John Bruno

ATTACHMENT A

COMPETING ORGANIZATIONS

For purposes of non-competition provisions in NCR benefit plans that refer to “Competing Organizations” as identified by the Chief Executive Officer in Q1 of each year, the companies identified in the list below are “Competing Organizations” for 2008. Please note this list is not exclusive, and the term “Competing Organization” also includes any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers.

AirInc.	Hyosung	Pendum

Appleton Paper	IBM	Perto

Aurrlion	Itautec	PSC

Cerner	KAL (Korala Associates)	Quadramed

Datalogic	Kanzaki-Opi Paper	Radiant

DeLa Rue	Kiosk (KIS)	Retalix

Diebold	Koehler Paper	SAP

D.T.	McKesson Corporation	Schades-Heipa

EPIC	Micros	Siemens Healthcare

Epson	Nashua	SITA

Fiserv	NetKey	Tolt

Fujitsu	NSB	Triton

GE Healthcare	Omron	Wincor

Getronics	Oracle	Wipro

Hewlett Packard	Par

ATTACHMENT B

CONDITIONS OF EMPLOYMENT

NCR requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria which follow: drug screening test; education and employment verification; U.S. employment eligibility; NCR consent to collection of personal data; and non-competition and protection of trade secrets. You assume any and all risks associated with terminating any prior or current employment, or making any financial or personal commitments based upon NCR’s conditional offer.

1.	Drug Screening Test:

This offer of employment is conditioned upon your taking a urine drug screen test and our receipt of negative results from that test. By accepting this offer and these conditions, you are giving NCR permission to release the results to NCR designated officials.

2.	Education and Employment Verification:

This offer of employment is conditioned upon the completion of full reference checks, verification of your education and employment history, and our satisfaction with the results. Depending on job responsibilities, some positions may require that other aspects of your background be verified, such as criminal convictions and driving record.

3.	Employment Eligibility:

NCR can only hire employees if they are legally entitled to work and remain in the country of the job location. In the United States, NCR abides by the Immigration and Control Act of 1986.

4.	NCR Consent to Collection of Personal Data:

As a condition of employment you must read, understand and agree to the NCR Consent to Collection of Personal Data. The NCR Consent to Collection of Personal Data apprises you of NCR personal data collection practices. This document will be provided to you by your Human Resource Consultant.

5.	Non-competition and Protection of Trade Secrets:

By accepting and signing NCR’s offer of employment, you certify to NCR that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.